Exhibit 4.3

Mallesons Stephen Jaques

Standby Subscription

Agreement

DATED

Prima Biomed Limited (ACN 009 237 889) (“Company”)

Fortrend Securities Pty Ltd (“Fortrend Securities”)

for itself and as agent for the Subscriber

Mallesons Stephen Jaques

Level 50

Bourke Place

600 Bourke Street

Melbourne Vic 3000

Australia

T +61 3 9643 4000

F +61 3 9643 5999

DX 101 Melbourne

www.mallesons.com

9825408_2

Standby Subscription Agreement

Contents

Details		1

General Terms		2
1	Interpretation	2

1.1	Definitions	2
1.2	References to certain general terms	6
1.3	Number	7
1.4	Headings	7
1.5	Agency for named principal	7

2	The Facility and Facility Limits	8

2.1	Subscriber to fund	8
2.2	Maximum subscription amount	8

3	Using the Facility	8

3.1	Drawing down	8
3.2	Requesting a drawdown	8
3.3	Effect of a Drawdown Notice	8
3.4	Conditions to first drawdown	8
3.5	Conditions to all drawdowns	8
3.6	Benefit of conditions	9
3.7	Notice to be given by the Company	9

4	Pricing	10

4.1	Issue Price for Shares	10
4.2	Adjustment if trade price below Threshold Price	10
4.3	Maximum Number of Shares to be Subscribed for	10
4.4	Shares to rank pari passu with other Shares	11

5	Delivery vs Payment	11

6	Fees	11

6.1	Placement fee	11
6.2	Options	12

7	Increased Costs	12

7.1	Compensation	12
7.2	Possible minimisation	13

8	Illegality or Impossibility	13

8.1	Subscriber’s right to suspend or cancel	13
8.2	Extent and duration	13

9	Representations and Warranties	14

9.1	Representations and warranties	14
9.2	Repetition of representations and warranties	16
9.3	Reliance	16

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10	Undertakings	16

11	Review	17

11.1	Review Event	17
11.2	Consequences of review	18

12	Termination	19

12.1	Termination Events	19
12.2	Consequences of default	21
12.3	Investigation of default	21

13	Costs and indemnities	21

13.1	What the Company agrees to pay	21
13.2	Indemnity	22
13.3	Items included in loss, liability and Costs	22
13.4	Payment of third party losses	23
13.5	Currency conversion on judgment debt	23

14	Interest on overdue amounts	23

14.1	Obligation to pay	23
14.2	Compounding	24
14.3	Interest following judgment	24

15	Payments	24

15.1	Manner of payment	24
15.2	Currency of payment	25
15.3	Application of Payments	25

16	Dealing with interests	25

16.1	No dealing by parties in the Facility	25
16.2	Dealings by the Subscriber	25
16.3	Short Selling	25
16.4	Sales of Shares	25
16.5	Holding of Shares	26

17	Notices and other communications	26

17.1	Form - all communications	26
17.2	Form - communications sent by email	26
17.3	Delivery	26
17.4	When effective	26
17.5	When taken to be received	27
17.6	Receipt outside business hours	27
17.7	Waiver of notice period	27

18	General	27

18.1	Application to Transaction Documents	27
18.2	Prompt performance	27
18.3	Consents	28
18.4	Certificates	28
18.5	Set-off	28
18.6	Discretion in exercising rights	28
18.7	Partial exercising of rights	28

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18.8	No liability for loss	28
18.9	Conflict of interest	28
18.10	Remedies cumulative	28
18.11	Indemnities	29
18.12	Rights and obligations are unaffected	29
18.13	Inconsistent law	29
18.14	Supervening legislation	29
18.15	Time of the essence	29
18.16	Variation and waiver	29
18.17	Confidentiality	29
18.18	Counterparts	30
18.19	Governing law	30
18.20	Serving documents	30

Schedule 1 – Conditions precedent (clause 3.4)		31

Schedule 2 – Drawdown Notice (clause 3)		32

Schedule 3 – Form of Option Certificate (clause 6.2)		33

Signing page		39

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Standby Subscription Agreement

Details

Parties

Parties	Company and the Subscriber and Fortrend Securities (as agent for the Subscriber)

Company	Name	Prima Biomed Limited

	ACN	009 237 889

	Address	Suite 1, 1233 High Street Armadale, Victoria 3143

	Fax	(03) 9822 7735

	Telephone	(03) 9824 5254

	Email	Martin.rogers@primabiomed.com.au

	Attention	Martin Rogers

Subscriber	Name	Fortrend Small Cap Investors Limited

	Address	C/- Fortrend Securities Level 42, 55 Collins Street, Melbourne, Victoria 3000

Fortrend Securities	Name	Fortrend Securities Pty Ltd (as agent for the Subscriber)

	ABN	95 055 706 693

	Address	Level 42, 55 Collins Street, Melbourne, Victoria 3000

	Fax	61 3 9650 8740

	Telephone	61 3 9650 8400

	Email	cholly@fortrend.com.au

	Attention	Chris Holly

Date of agreement	See signing page

Facility Limit	A $12,000,000

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Standby Subscription Agreement

General Terms

1	Interpretation

1.1	Definitions

These meanings apply unless the contrary intention appears:

ASIC means the Australian Securities & Investments Commission.

ASX means Australian Securities Exchange and ASX Limited.

Authorised Officer means:

(a)	in the case of Fortrend Securities, a director or secretary, or an officer whose title contains the word “director”, “chief”, “head”, “president” or “manager” or a person performing the functions of any of them, or any other person nominated by Fortrend Securities as an Authorised Officer for the purposes of the Transaction Documents; and

(b)	in the case of the Company, a director or secretary or any other person appointed by the Company to act as an Authorised Officer under the Transaction Documents to which it is a party.

Availability Period means the period from the date of this agreement to the third anniversary of the date of this agreement.

Business Day means a day on which banks are open for general banking business in Melbourne, Australia (not being a Saturday, Sunday or public holiday in that place).

Company means the person so described in the Details.

Control of a corporation includes the direct or indirect power to directly or indirectly:

(a)	direct the management or policies of the corporation; or

(b)	control the membership of the board of directors,

whether or not the power has statutory, legal or equitable force or is based on statutory, legal or equitable rights and whether or not it arises by means of trusts, agreements, arrangements, understandings, practices, the ownership of any interest in shares or stock of the corporation or otherwise.

Controller has the meaning it has in the Corporations Act.

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Costs includes costs, charges and expenses, including those incurred in connection with advisers.

Default Rate means at any time the penalty interest rate then fixed under the Penalty Interest Rates Act 1983 of Victoria.

Details means the section of this agreement headed “Details”.

Directive means:

(a)	a law; or

(b)	a treaty, an official directive, request, guideline or policy (whether or not having the force of law) with which responsible financiers generally comply in carrying on their business.

Drawdown Date means the date on which a drawdown is or is to be made.

Drawdown Notice means a completed notice containing the information and representations and warranties set out in schedule 2.

Drawdown Notice Date means the date a Drawdown Notice is received by Fortrend Securities.

Drawdown Pricing Period means in relation to a Drawdown Notice the period of 5 consecutive Trading Days commencing on (and including) the Drawdown Notice Date.

Drawing means the amount of a drawdown made under the Facility.

Encumbrance means any:

(a)	security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention or flawed deposit arrangement; or

(b)	right, interest or arrangement which has the effect of giving another person a preference, priority or advantage over creditors including any right of set-off; or

(c)	right that a person (other than the owner) has to remove something from land (known as a profit à prendre), easement, public right of way, restrictive or positive covenant, lease, or licence to use or occupy; or

(d)	third party right or interest or any right arising as a consequence of the enforcement of a judgment,

or any agreement to create any of them or allow them to exist.

Facility means the facility for subscription for Shares by the Subscriber made available under this agreement.

Facility Limit means the amount set out in the Details.

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Financial Report means a financial report consisting of:

(a)	financial statements; and

(b)	any notes to those financial statements; and

(c)	any directors’ declaration about the financial statements and notes,

together with any reports (including any directors’ reports) attached to any of those documents or intended to be read with any of them.

Fortrend Securities means the person so described in the Details.

A person is Insolvent if:

(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act); or

(b)	it is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller appointed to its property; or

(c)	it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by Fortrend Securities); or

(d)	an application or order has been made (and, in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of (a), (b) or (c) above; or

(e)	it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand; or

(f)	it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which Fortrend Securities reasonably deduces it is so subject); or

(g)	it is otherwise unable to pay its debts when they fall due; or

(h)	something having a substantially similar effect to (a) to (g) happens in connection with that person under the law of any jurisdiction.

Issue Price has the meaning given in clause 4.1 (adjusted where applicable in accordance with clause 4.2).

Market Price has the meaning given in clause 4.1 (adjusted where applicable in accordance with clause 4.2).

Material Adverse Effect means a material adverse effect on:

(a)	the Company’s ability to comply with its obligations under any Transaction Document; or

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(b)	the Subscriber’s rights under a Transaction Document; or

(c)	the business or financial condition or prospects of the Company.

Minimum Issue Price means A$0.01.

Option means in relation to a Drawdown Date an Option to be issued by the Company to the Subscriber on that Drawdown Date in accordance with clause 6.2.

Option Certificate means an option certificate in the form set out in schedule 3 (“Form of Option Certificate”).

Potential Termination Event means an event which, with the giving of notice, lapse of time or fulfilment of any condition, would be likely to become a Termination Event.

Related Entity has the meaning it has in the Corporations Act.

Review Event means an event so described in clause 11.1 (“Review Event”).

Share means a fully paid ordinary share in the capital of the Company.

Subscriber means the person so described in the Details.

Subsidiary of an entity means another entity which:

(a)	is a subsidiary of the first entity within the meaning of the Corporations Act; or

(b)	is part of the consolidated entity constituted by the first entity and the entities it is required to include in the consolidated financial statements it prepares, or would be if the first entity was required to prepare consolidated financial statements.

Tax Act means the Income Tax Assessment Act 1936 (Cwlth) or the Income Tax Assessment Act 1997 (Cwlth), as the context requires.

Taxes means taxes, levies, imposts, charges and duties (including stamp and transaction duties) imposed by any authority together with any related interest, penalties, fines and expenses in connection with them, except if imposed on, or calculated having regard to, the net income of Fortrend Securities.

Termination Event means an event so described in clause Error! Reference source not found.Error! Reference source not found. (“Termination”).

Trading Day means a day which is a trading day under the Listing Rules of the ASX.

Transaction Documents means:

(a)	this agreement;

(b)	any Drawdown Notice;

(c)	any Option;

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(d)	any document which the Company acknowledges in writing to be a Transaction Document; and

(e)	any other document connected with any of them.

Undrawn Facility Limit means the Facility Limit less the total of the Drawings.

VWAP means, in relation to a Trading Day the volume weighted average price ( in Australian dollars, rounded to three decimal places) of Shares sold on the ASX on that Trading Day PROVIDED THAT:

(a)	where, on that Trading Day, Shares have been quoted on the ASX as cum dividend or cum any other distribution or entitlement and the issue of Shares will occur after that date and those Shares no longer carry that dividend or other distribution or entitlement, then the VWAP on that Trading Day shall be reduced by an amount (Cum Value) equal to:

(i)	(in the case of a dividend or other distribution), the amount of that dividend or other distribution;

(ii)	(in the case of any other entitlement which is traded on the ASX on that Trading Day), the VWAP of such entitlements sold on the ASX on that Trading Day; or

(iii)	(in the case of an entitlement not traded on the ASX on that Trading Day), the value of the entitlement as reasonably determined by Fortrend Securities;

(b)	where, on that Trading Day, Shares have been quoted on the ASX as ex dividend or ex any other distribution or entitlement, and Shares which are to be issued would be entitled to receive the relevant dividend or other distribution or entitlement, the VWAP on that Trading Day shall be increased by the Cum Value; and

(c)	where the Shares are reconstructed, consolidated, divided or reclassified into a lesser or greater number of securities, the VWAP shall be adjusted by Fortrend Securities as it considers appropriate.

In determining “VWAP” the following trades will be excluded: any “crossing” transacted outside the “Open Session State” or any “special crossing” transacted at any time ( each as defined in the Market Rules of ASX) or any overseas trade or trade pursuant to the exercise of options over Shares.

1.2	References to certain general terms

Unless the contrary intention appears, in this agreement:

(a)	a reference to any thing (including an amount) is a reference to the whole and each part of it;

(b)	a reference to a document (including this agreement) includes any variation or replacement of it;

(c)	the word “law” includes common law, principles of equity, and laws made by parliament (and laws made by parliament include State, Territory and

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Commonwealth laws and regulations and other instruments under them, and consolidations, amendments, re-enactments or replacements of any of them);

(d)	a reference to accounting standards is a reference to the accounting standards as defined in the Corporations Act and a reference to an accounting term is a reference to that term as it is used in those accounting standards, or, if not inconsistent with those standards, in accounting principles and practices generally accepted in Australia;

(e)	a reference to Australian dollars, dollars, $ or A$ is a reference to the lawful currency of Australia;

(f)	a reference to a time of day is a reference to Melbourne time;

(g)	the word “person” includes an individual, a firm, a body corporate, an unincorporated association and an authority;

(h)	a reference to a particular person includes the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(i)	the words “including”, “for example” or “such as” when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(j)	a Termination Event or Potential Termination Event, or Review Event is “continuing” if it has not been waived by, or remedied to the satisfaction of, Fortrend Securities;

(k)	a reference to the Corporations Act is a reference to the Corporations Act 2001 (Cwlth).

1.3	Number

The singular includes the plural and vice versa.

1.4	Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this agreement.

1.5	Agency for named principal

Fortrend Securities enters into this agreement as agent for the Subscriber. Fortrend Securities is not liable for any default by the Subscriber.

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2	The Facility and Facility Limits

2.1	Subscriber to fund

The Subscriber agrees to subscribe for Shares if requested by the Company under this agreement. Subject to the terms and conditions of this agreement, the amount to be subscribed on a Drawdown Date is the Drawing requested in the Drawdown Notice for that Drawdown Date.

2.2	Maximum subscription amount

The maximum total amount of subscription monies available to the Company under this agreement is the Facility Limit.

3	Using the Facility

3.1	Drawing down

The Company need not use the Facility. However, if the Company wants to use the Facility, it may do so by one or more drawdowns.

3.2	Requesting a drawdown

If the Company wants a drawdown, it agrees to give a Drawdown Notice to Fortrend Securities by 11.00 am on the 5th consecutive Trading Day before the Trading Day on which it wants the drawdown.

A Drawdown Notice may not be given within 5 consecutive Trading Days before or after another Drawdown Notice.

3.3	Effect of a Drawdown Notice

A Drawdown Notice is effective when Fortrend Securities actually receives it in legible form. An effective Drawdown Notice is irrevocable.

3.4	Conditions to first drawdown

The Company agrees not to request the first drawdown until Fortrend Securities has received every item listed in schedule 1 (“Conditions precedent”) in form and substance satisfactory to Fortrend Securities. Any item required to be certified must be certified by a secretary or a director of the Company as being true and complete as at a date no earlier than the date of this agreement.

3.5	Conditions to all drawdowns

The Subscriber need not subscribe for Shares unless:

(a)	the proposed subscription is to take place during the Availability Period; and

(b)	Fortrend Securities is satisfied that after subscribing the amount of the proposed drawdown the Facility Limit would not be exceeded; and

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(c)	Fortrend Securities has received a Drawdown Notice in respect of the proposed subscription; and

(d)	Fortrend Securities is satisfied that the representations and warranties in clause 9 (“Representations and warranties”) and in the Drawdown Notice and the statements in the Drawdown Notice are correct and not misleading at the date of the Drawdown Notice and at the Drawdown Date; and

(e)	Fortrend Securities is satisfied that no Termination Event or Potential Termination Event or Review Event has occurred (other than a Termination Event or Potential Termination Event which is capable of remedy and has been remedied to the satisfaction of Fortrend Securities), or would result from the subscription being made; and

(f)	Fortrend Securities is satisfied that:

(i)	any offer for sale by the Subscriber of Shares subscribed for as a result of the Drawdown Notice would not need disclosure to investors under Part 6D.2 of the Corporations Act subject only to the Company giving a notice under section 708A(5)(e);

(ii)	the issue of the Shares on the Drawdown Date would not result in the Company being in breach of the ASX Listing Rules; and

(iii)	quotation of the Shares to be issued in response to the Drawdown Notice has been approved by the ASX subject only to notification to ASX of their issue; and

(g)	Fortrend Securities is satisfied that at or immediately after the issue of the Shares to be subscribed for, the Company will give ASX a notice under section 708A(5)(e) and satisfy all conditions of quotation of the Shares.

(h)	Fortrend Securities has received all other documents and other information it reasonably requests.

3.6	Benefit of conditions

Each condition to drawdown is for the sole benefit of the Subscriber and may be waived on its behalf by Fortrend Securities.

3.7	Notice to be given by the Company

The Company undertakes to comply with section 708A(5)(e) of the Corporations Act on the Drawdown Date so as to ensure that any offer for sale by the Subscriber of Shares issued to the Subscriber on that Drawdown Date may be made without disclosure to investors under Part 6D.2 of the Corporations Act or to issue a disclosure document.

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4	Pricing

4.1	Issue Price for Shares

Subject to this clause, the number of Shares to be issued to the Subscriber in response to a Drawdown Notice will be S where:

S =	Drawing Issue Price

rounded up to the nearest whole number of Shares,

and where:

Drawing means	the amount of the drawdown requested under the Drawdown Notice

Issue Price means	90% of the Market Price.

Market Price means	the average of the VWAP on each Trading Day during the Drawdown Pricing Period for the Drawdown Notice.

4.2	Adjustment if trade price below Threshold Price

If on any Trading Day during the Drawdown Pricing Period the VWAP for that Trading Day multiplied by 90% is less than the Minimum Issue Price (a “Relevant Trading Day”):

(a)	the average of the VWAP on each Trading Day during the Drawdown Pricing Period will be calculated by excluding the VWAP for each Relevant Trading Day and the Market Price and the Issue Price will be adjusted accordingly;

(b)

the number of shares to be subscribed for by the Subscriber under clause 4.1 will be calculated using the Issue Price adjusted under clause 4.2(a) and after reducing the amount of the Drawing by 1/5th for each Relevant Trading Day; and

(c)	the amount to be subscribed by the Subscriber will be the amount of the Drawing less 1/5th for each Relevant Trading Day.

4.3	Maximum Number of Shares to be Subscribed for

The maximum number of Shares which the Subscriber is required to subscribe for under clause 4.1 is Smax where:

Smax = the lesser of:

(i)	5 x Average Trading Volume; and

(ii)	2% of the Shares on issue immediately prior to subscription by the Subscriber.

and where:

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Average Trading Volume means the average daily trading volume on the ASX during the 15 Trading Days immediately prior to the Drawdown Notice Date (“Relevant Period”) provided that if on a Trading Day during the Relevant Period the daily trading volume exceeds 10 times the average daily trading volume on the ASX during the 60 Trading Days immediately prior to the Drawdown Notice Date (“the 60 Day Average Daily Trading Volume”) the Average Trading Volume will be calculated as if the daily trading volume on that Trading Day was equal to 10 times the 60 Day Average Trading Volume.

If Smax is less than S calculated under clause 4.1, the Subscriber shall subscribe for a number of Shares equal to Smax at an issue price per share equal to the Issue Price.

4.4	Shares to rank pari passu with other Shares

Each Share issued under this agreement must rank pari passu for dividend with all existing fully paid Shares regardless of its date of issue.

5	Delivery vs Payment

(a)	Unless otherwise agreed between the Company and Fortrend Securities the issue of Shares and payment of subscription moneys on a Drawdown Date will be effected in accordance with the ASTC Settlement Rules and procedures of CHESS (or such other computer based system which provides for the recording and transfer of title by way of electronic entries, delivery and transfer of title, used by the Company from time to time and approved by Fortrend Securities).

(b)	Options to be issued under clause 6.2 on a Drawdown Date must be issued to the Subscriber at or prior to the issue of Shares under clause 5(a).

(c)	Without limiting clause 18.5 (Set-off) the Subscriber may deduct the placement fee payable under clause 6.1 from the amount payable on the first Drawdown Date. Fortrend Securities may effect this set off as agent for the Subscriber.

6	Fees

6.1	Placement fee

(a)	The Company agrees to pay the Subscriber a placement fee of one percent (1%) of the Facility Limit.

(b)	Subject to clause 6.1(c), 50% of the placement fee is payable to Fortrend Securities as agent for the Subscriber on each of the first two Drawdown Dates.

(c)	The amount of the placement fee remaining unpaid must be paid on the first anniversary of the date of this agreement.

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6.2	Options

(a)	On each Drawdown Date the Company must issue to the Subscriber for no additional payment a number of Options equal to N where:

N =	S 4

and where:

S means the number of Shares subscribed for by the Subscriber on that Drawdown Date under clause 4.1 (as the same may have been limited under clause 4.3).

(b)	As soon as practicable after each Drawdown Date, the Company must issue an Option Certificate to the Subscriber evidencing the Options referred to in clause 6.2(a). The terms of the Options are set out in the Option Certificate.

(c)	The exercise price for the Options will be 90% of the Market Price determined under clause 4.1 (adjusted under clause 4.2 where applicable) in respect of the Drawdown Notice for that Drawdown Date.

7	Increased costs

7.1	Compensation

The Company agrees to compensate the Subscriber on demand if Fortrend Securities determines that:

(a)	a Directive or change in Directive, in either case applying for the first time after the date of this agreement; or

(b)	a change in a Directive’s interpretation or administration by an authority after the date of this agreement; or

(c)	compliance by the Subscriber, Fortrend Securities or any of its Related Entities with any such Directive, changed Directive or changed interpretation or administration directly or indirectly:

(i)	increases the cost of the Facility to the Subscriber, Fortrend Securities or any of its Related Entities; or

(ii)	reduces any amount received or receivable by the Subscriber, Fortrend Securities, or the effective return to, the Subscriber, Fortrend Securities or any of its Related Entities, in connection with the Facility; or

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(iii)	reduces the return on capital allocated to the Facility, or the overall return on capital of the Subscriber, Fortrend Securities or any of its Related Entities.

In this clause 7.1, a reference to a Directive does not include a Directive imposing or changing the basis of a tax on the overall net income of the Subscriber or Fortrend Securities.

Compensation need not be in the form of a lump sum and may be demanded as a series of payments.

7.2	Possible minimisation

The Company agrees to compensate the Subscriber and Fortrend Securities whether or not the increase or reduction could have been avoided. However, if the Company asks, Fortrend Securities agrees to consider ways of minimising any increase or reduction.

8	Illegality or impossibility

8.1	Subscriber’s right to suspend or cancel

This clause 8 applies if Fortrend Securities determines that:

(a)	a change in a Directive; or

(b)	a change in the interpretation or administration of a Directive by an authority; or

(c)	a Directive,

applying for the first time after the date of this agreement, makes it (or will make it) illegal or impossible in practice for the Subscriber to fund, provide, or continue to fund or provide, financial accommodation under the Transaction Documents. In these circumstances, Fortrend Securities, by giving a notice to the Company, may suspend or cancel some or all of the Subscriber’s obligations under this agreement as indicated in the notice.

8.2	Extent and duration

The suspension or cancellation:

(a)	must apply only to the extent necessary to avoid the illegality or impossibility; and

(b)	in the case of suspension, may continue only for so long as the illegality or impossibility continues.

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9	Representations and warranties

9.1	Representations and warranties

The Company represents and warrants to the Subscriber and Fortrend Securities (except in relation to matters disclosed to Fortrend Securities by the Company and accepted by Fortrend Securities in writing) that:

(a)	(incorporation and existence) it has been incorporated in accordance with the laws of its place of incorporation, is validly existing under those laws and has power and authority to carry on its business as it is now being conducted; and

(b)	(power) it has power to enter into the Transaction Documents to which it is a party and comply with its obligations under them; and

(c)	(no contravention or exceeding power) the Transaction Documents and the transactions under them which involve it do not contravene its constituent documents (if any) or any law or obligation by which it is bound or to which any of its assets are subject or cause a limitation on its powers or the powers of its directors to be exceeded; and

(d)	(authorisations) it has in full force and effect the authorisations necessary for it to enter into the Transaction Documents to which it is a party, to comply with its obligations and exercise its rights under them and to allow them to be enforced; and

(e)	(validity of obligations) its obligations under the Transaction Documents are valid and binding and are enforceable against it in accordance with their terms; and

(f)	(benefit) it benefits by entering into the Transaction Documents to which it is a party; and

(g)	(accounts) its most recent Financial Report given to Fortrend Securities complies with any applicable requirements of the Corporations Act or, if the Corporations Act does not apply to the Financial Report:

(i)	complies with any applicable accounting standards; and

(ii)	gives a true and fair view of its financial position and performance or, if it is required to prepare consolidated financial statements, the financial position and performance of the consolidated entity constituted by it and the entities it is required to include in the consolidated financial statements; and

(h)	(solvency) there are no reasonable grounds to suspect that it or any of its Subsidiaries is unable to pay its debts as and when they become due and payable; and

(i)	(not a trustee) unless stated in the Details, it does not enter into any Transaction Document as trustee; and

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(j)	(ownership of property) it is the beneficial owner of and has good title to all property held by it or on its behalf and all undertakings carried on by it free from Encumbrances;

(k)	(no benefit to related party) no person has contravened or will contravene section 208 or section 209 of the Corporations Act by entering into any Transaction Document or participating in any transaction in connection with a Transaction Document; and

(l)	(litigation) there is no pending or threatened proceeding affecting it or any of its Subsidiaries or any of their assets before a court, authority, commission or arbitrator in which a decision against it or the Subsidiary (either alone or together with other decisions) is likely to have a Material Adverse Effect; and

(m)	(Termination Event) no Termination Event or Potential Termination Event is continuing; and

(n)	(default under law - Material Adverse Effect) neither it nor any of its Subsidiaries is in breach of a law or obligation affecting any of them or their assets in a way which has had, or is likely to have, a Material Adverse Effect; and

(o)	(no material change) there has been no change in its financial position since the date to which its most recent Financial Report given to Fortrend Securities was prepared which has had, or is likely to have, a Material Adverse Effect; and

(p)	(no material change to consolidated entity) if it is required to prepare consolidated financial statements, there has been no change in the financial position of the consolidated entity constituted by it and the entities it is required to include in the consolidated financial statements since the date to which its most recent Financial Report given to Fortrend Securities was prepared which has had, or is likely to have, a Material Adverse Effect; and

(q)	(full disclosure) it has disclosed in writing to Fortrend Securities all facts relating to it and its Subsidiaries, the Transaction Documents and all things in connection with them which are material to the assessment of the nature and amount of the risk undertaken by the Subscriber and Fortrend Securities in entering into the Transaction Documents and doing anything in connection with them; and

(r)	(no immunity) neither it nor any of its Subsidiaries has immunity from the jurisdiction of a court or from legal process; and

(s)	(section 708A(1)(c) : no determination by ASIC) no determination has been made by ASIC under section 708A(2) which is in force in relation to the Company; and

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(t)	(section 708A(5)) the Shares are quoted securities, the Shares issued or to be issued on a Drawdown Date are in a class of securities which have been quoted securities at all times in the 3 months before the day on which those Shares were, or are to be, issued, trading in that class of securities on the ASX has not been suspended for more than a total of five days during the shorter of the period during which the class of securities were quoted, and the period of 12 months before the day on which the relevant securities were issued, no exemption under section 111 AS or 111 AT of the Corporations Act covered the Company, or any person as a director or auditor of the Company at any time during that 12 months, and no order under section 340 or 341 of the Corporations Act covered the Company, or any persons as director or auditor of the Company at any time in that 12 months.

9.2	Repetition of representations and warranties

The representations and warranties in this clause 9 are taken to be also made (by reference to the then current circumstances) on each Drawdown Date.

9.3	Reliance

The Company acknowledges that each of the Subscriber and Fortrend Securities has entered into the Transaction Documents in reliance on the representations and warranties in this clause 9.

10	Undertakings

The Company undertakes:

(a)	(accounting records) to keep proper accounting records and ensure that each of its Subsidiaries does the same; and

(b)	(conduct of business) to conduct its business (including collecting debts owed to it) in a proper, orderly and efficient manner; and

(c)	(no cessation of business) not, without Fortrend Securities’ consent, to cease conducting any of its business and not to significantly change the general character of any business it conducts; and

(d)	(information) to give Fortrend Securities any document or other information that Fortrend Securities reasonably requests from time to time; and

(e)	(status certificates) on request from Fortrend Securities, to give Fortrend Securities a certificate signed by two of its directors which states whether a Termination Event or Potential Termination Event, or Review Event is continuing; and

(f)	(maintain authorisations) to obtain, renew on time and comply with the terms of each authorisation necessary for it to enter into the Transaction Documents to which it is a party, to comply with its obligations and exercise its rights under them and to allow them to be enforced; and

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(g)	(continuous disclosure) to comply at all times with its obligations under Chapter 6CA of the Corporations Act and under the ASX Listing Rules and to notify ASX on the date a Drawdown Notice is given of the giving of the Drawdown Notice, the Drawing, the Drawdown Date and reasonable details of the pricing of the Shares to be issued under the Drawdown Notice and, if requested by Fortrend Securities, to immediately disclose to the market any inside information concerning the Company possessed by Fortrend Securities or the Subscriber; and

(h)	(annual accounts) to give its audited Financial Report for each financial year to Fortrend Securities on the date when the Financial Report is lodged with ASIC or, if earlier, within 120 days after the end of that financial year; and

(i)	(half yearly accounts) to give its Financial Report (audited or reviewed, if required under the Corporations Act) for the first half of each financial year to Fortrend Securities on the date when the Financial Report is lodged with ASIC or, if earlier, within 75 days after the end of that financial half year; and

(j)	(incorrect representation or warranty) to notify Fortrend Securities if any representation or warranty made, or taken to be made, by it or on its behalf in connection with a Transaction Document is found to have been incorrect or misleading when made or taken to be made; and

(k)	(ensure no Termination Event) to do everything necessary to ensure that no Termination Event occurs and ensure that each of its Subsidiaries does the same; and

(l)	(notify details of Termination Event or Potential Termination Event, or Review Event) if a Termination Event or Potential Termination Event, or Review Event occurs, to notify Fortrend Securities giving full details of the event and any step taken or proposed to remedy it; and

(m)	(purpose) to use the Facility only for working capital; and

(n)	(quotation) to procure that all Shares issued under this agreement or upon exercise of an Option are quoted on the ASX from the date of their issue.

11	Review

11.1	Review Event

Each of the following is a Review Event:

(a)	(Fortrend Securities’ determination) an event or circumstance relating to or affecting the Company which Fortrend Securities reasonably determines may warrant a review of the pricing terms or continuation of the Facility; or

(b)	(change of key management) any Key Executive ceases to be employed by the Company and a replacement (approved by Fortrend Securities

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acting reasonably) is not employed by the Company within 90 days after the date on which the Key Executive ceases to be employed.

In this clause, Key Executive means each of:

Martin Rogers, Executive Director,

any person employed by the Company to replace a Key Executive and any person whom the Company acknowledges in writing to be a Key Executive; or

(c)	(trading in shares generally) trading of all securities quoted on ASX, NYSE or LSE is suspended or limited in a material respect; or

(d)	(hostilities) hostilities not existing at the date of this agreement commence (whether war has been declared or not) or a major escalation in existing hostilities occurs (whether war has been declared or not) involving any one or more of Australia; New Zealand, the United States of America, any member state of the European Union, the United Kingdom, North or South Korea, Indonesia, Japan, Russia or the Peoples Republic of China, or a national emergency is declared by any of those countries or a major terrorist act is perpetrated in any of those countries; or

(e)	(change in law) there is introduced into the Parliament of the Commonwealth of Australia or any State or Territory of Australia or the House of Representatives or Senate of the United States of America a law or any new regulation is made under a law or a Government Agency or Regulatory Body adopts a policy and that law, regulation or policy would render any Transaction Document or transaction contemplated by a Transaction Document illegal, void, voidable or unenforceable or would materially adversely affect the Subscriber’s rights under any Transaction Document or the economics of the transactions contemplated by the Transaction Documents.

11.2	Consequences of review

If a Review Event is continuing, then Fortrend Securities may request amendments to the Transaction Documents by giving notice to the Company no later than 30 days after it becomes aware of the Review Event.

If Fortrend Securities does not give notice on or before the 30th day after it becomes aware of the Review Event, it may not do so afterwards.

If Fortrend Securities gives notice under this clause 11.2, the Company and Fortrend Securities agree to negotiate in good faith those amendments to the Transaction Documents which they determine are appropriate in light of the Review Event. If the Company and Fortrend Securities cannot agree the amendments within 60 days after Fortrend Securities gives notice, Fortrend Securities may declare at any time afterwards by notice to the Company that the Subscriber’s obligations specified in the notice are terminated.

The making of the declaration gives immediate effect to its provisions.

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Being a Review Event does not prevent that event or circumstance from being a Termination Event. Nothing in this clause 11 affects the operation of clause 12.

12	Termination

12.1	Termination Events

Each of the following is a Termination Event:

(a)	(non-payment-Transaction Document) the Company does not pay on time any amount payable by it under any Transaction Document in the manner required under it; or

(b)	(breach of certain undertakings) the Company does not comply with its undertaking in paragraph (g) of clause 10; or

(c)	(cross default) any present or future monetary obligations of the Company or any of its Subsidiaries for amounts totalling more than $100,000 are not satisfied on time (or at the end of their period of grace) or become prematurely payable.

(In this clause 12.1(c), a “monetary obligation” means a monetary obligation in connection with:

(i)	money borrowed or raised; or

(ii)	any hiring arrangement, redeemable preference share, letter of credit or financial markets transaction (including a swap, option or futures contract), performance bond or guarantee facility; or

(iii)	a guarantee or indemnity in connection with anything referred to in clauses 12.1(c)(i) or 12.1(c)(ii)); or

(d)	(enforcement against assets) distress is levied or a judgment, order or Encumbrance is enforced, or becomes enforceable, against any property of the Company or any of its Subsidiaries for amounts totalling more than $100,000; or

(e)	(incorrect certificate) a certificate given under clause 3.4 (“Conditions to first drawdown”) is incorrect or misleading; or

(f)	(incorrect representation or warranty) a representation or warranty made or taken to be made by or for the Company in connection with a Transaction Document is found to have been incorrect or misleading when made or taken to be made; or

(g)	(Insolvency) the Company or any of its Subsidiaries becomes Insolvent; or

(h)	(ceasing business) the Company or any of its Subsidiaries stops payment, ceases to carry on its business or a material part of it, or threatens to do either of those things except to reconstruct or amalgamate while solvent on terms approved by Fortrend Securities; or

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(i)	(voidable Transaction Document) a Transaction Document or a transaction in connection with it is or becomes (or is claimed to be) wholly or partly void, voidable or unenforceable (“claimed” in this paragraph means claimed by the Company or any of its Related Entities or anyone on behalf of any of them); or

(j)	(change of Control) the persons who at the date of this agreement have Control of the Company cease to have Control of the Company or one or more persons acquire Control of the Company after the date of this agreement; or

(k)	(change in group structure) the Company ceases to be a Subsidiary of the company which is its holding company at the date of this agreement or a company ceases to be a Subsidiary of the Company; or

(l)	(reduction of capital) without the consent of Fortrend Securities, the Company or any of its Subsidiaries takes action to reduce its capital or buy back any of its shares or passes a resolution referred to in section 254N(1) of the Corporations Act (“Calls may be limited”); or

(m)	(appointment of manager) a person is appointed under legislation to manage any part of the affairs of the Company or any of its Subsidiaries; or

(n)	(Material Adverse Effect) an event occurs which has, or is likely to have (or a series of events occur which, together, have, or are likely to have), a Material Adverse Effect; or

(o)	(breach of undertaking) an undertaking given to the Subscriber or Fortrend Securities or their solicitors by the Company or another person in connection with a Transaction Document is breached or not wholly performed within any period specified in the undertaking or, where no period is specified and the undertaking is not an ongoing undertaking, within seven days after the date of the undertaking; or

(p)	(default under other Transaction Document) an event occurs which is called an “event of default” under any Transaction Document other than this agreement; or

(q)	(Shares) trading in Shares on ASX or another stock exchange is suspended for a period of 3 or more Trading Days (except for a voluntary suspension requested by the Company for the purposes of a capital raising to fund an acquisition) or the Shares cease to be quoted on ASX or another stock exchange; or

(r)	(Directors) a director of the Company:

(i)	is charged with an indictable offence relating to any financial or corporate matter or any regulatory body commences any public action against the director in their capacity as a director of the Company or announces that it intends to take such action; or

(ii)	is disqualified from managing a corporation under section 206B, 206C, 206D, 206E, 206F or 206G of the Corporations Act; or

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(s)	(non-compliance with other obligations) the Company does not comply with any other obligation under any Transaction Document and, if the non-compliance can be remedied, does not remedy the non-compliance within seven days.

12.2	Consequences of default

If a Termination Event is continuing, then Fortrend Securities may declare at any time by notice to the Company that the Subscriber’s obligations specified in the notice are terminated.

The making of a declaration gives immediate effect to its provisions.

12.3	Investigation of default

If Fortrend Securities reasonably believes that a Termination Event is, or may be, continuing, Fortrend Securities may appoint a person to investigate this. The Company agrees to co-operate with the person and comply with every reasonable request they make. If there is or was a Termination Event, the Company agrees to pay all Costs in connection with the investigation.

13	Costs and indemnities

13.1	What the Company agrees to pay

The Company agrees to pay or reimburse:

(a)	the Subscriber’s and Fortrend Securities’ reasonable Costs in connection with:

(i)	the negotiation, preparation and execution of any Transaction Document (not exceeding $A25,000); and

(ii)	the registration of and payment of Taxes on any Transaction Document; and

(iii)	it being satisfied that conditions to drawdown have been met; and

(iv)	giving and considering consents, waivers, variations, discharges and releases and producing title documents; and

(b)	the Costs of each of the Subscriber and Fortrend Securities in otherwise acting in connection with the Transaction Documents, such as exercising, enforcing or preserving rights (or considering doing so), or doing anything in connection with any enquiry by an authority involving the Company or any of its Related Entities; and

(c)

Taxes and fees (including registration fees) and fines and penalties in respect of fees paid, or that the Subscriber or Fortrend Securities reasonably believes are payable, in connection with any Transaction Document or a payment or receipt or any other transaction contemplated

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by any Transaction Document. However, the Company need not pay a fine or penalty in connection with Taxes or fees to the extent that it has placed the Subscriber or Fortrend Securities in sufficient cleared funds for the Subscriber or Fortrend Securities to be able to pay the Taxes or fees by the due date.

The Company agrees to pay amounts due under this clause on demand from Fortrend Securities.

13.2	Indemnity

The Company indemnifies each of the Subscriber and Fortrend Securities against any liability or loss arising from, and any Costs incurred in connection with:

(a)	any subscription amount requested under a Transaction Document not being provided in accordance with the request for any reason except default of the Subscriber; or

(b)	Shares not being issued on the Drawdown Date in accordance with this agreement for any reason except default of the Subscriber; or

(c)	the Subscriber or Fortrend Securities acting in connection with a Transaction Document in good faith on fax, telephone, email or written instructions purporting to originate from the offices of the Company or to be given by an Authorised Officer of the Company; or

(d)	a Termination Event; or

(e)	the Subscriber or Fortrend Securities exercising or attempting to exercise a right or remedy in connection with a Transaction Document after a Termination Event; or

(f)	any Transaction Document; or

(g)	any indemnity the Subscriber or Fortrend Securities gives a Controller or administrator of the Company.

The Company agrees to pay amounts due under this indemnity on demand from Fortrend Securities.

13.3	Items included in loss, liability and Costs

The Company agrees that:

(a)	the Costs referred to in clause 12.3 (“Investigation of default”) and in clause 13.1 (“What the Company agrees to pay”), and the liability, loss or Costs referred to in clause 13.2 (“Indemnity”) include legal Costs in accordance with any written agreement as to legal costs (whether or not the Company is a party to the agreement) or, if no agreement, on whichever is the higher of a full indemnity basis or solicitor and own client basis; and

(b)

the Costs referred to in clauses 13.1(a) and 13.1(b) (“What the Company agrees to pay”) include those paid, or that Fortrend Securities reasonably believes are payable, to persons engaged by the Subscriber or Fortrend

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Securities in connection with the Transaction Documents (such as consultants); and

(c)	loss or liability and any Costs in any indemnity under the Transaction Documents may include an amount called “break costs”. These may be calculated by any method Fortrend Securities reasonably chooses including by reference to any loss the Subscriber incurs because the Subscriber terminates arrangements it has made with others to fund (or to maintain its funding of) financial accommodation under the Transaction Documents.

13.4	Payment of third party losses

The Company agrees to pay an amount equal to any liability or loss and any Costs of the kind referred to in clause 13.2 (“Indemnity”) suffered or incurred by any employee, officer, agent or contractor of the Subscriber or Fortrend Securities.

13.5	Currency conversion on judgment debt

If a judgment, order or proof of debt for an amount in connection with a Transaction Document is expressed in a currency other than that in which the amount is due under the Transaction Document, then the Company indemnifies each of the Subscriber and Fortrend Securities against:

(a)	any difference arising from converting the other currency if the rate of exchange used by Fortrend Securities under clause 15.2 (“Currency of payment”) for converting currency when it receives a payment in the other currency is less favourable to the Subscriber or Fortrend Securities than the rate of exchange used for the purpose of the judgment, order or acceptance of proof of debt; and

(b)	the Costs of conversion.

The Company agrees to pay amounts due under this indemnity on demand from Fortrend Securities.

14	Interest on overdue amounts

14.1	Obligation to pay

If the Company does not pay any amount under this agreement on the due date for payment, the Company agrees to pay interest on that amount at the Default Rate. The interest accrues daily from (and including) the due date to (but excluding) the date of actual payment and is calculated on actual days elapsed and a year of 365 days.

The Company agrees to pay interest under this clause on demand from Fortrend Securities.

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14.2	Compounding

Interest payable under clause 14.1 (“Obligation to pay”) which is not paid when due for payment may be added to the overdue amount by Fortrend Securities at intervals which Fortrend Securities determines from time to time or, if no determination is made, every 30 days. Interest is payable on the increased overdue amount at the Default Rate in the manner set out in clause 14.1 (“Obligation to pay”).

14.3	Interest following judgment

If a liability becomes merged in a judgment, the Company agrees to pay interest on the amount of that liability as an independent obligation. This interest:

(a)	accrues daily from (and including) the date the liability becomes due for payment both before and after the judgment up to (but excluding) the date the liability is paid; and

(b)	is calculated at the judgment rate or the Default Rate (whichever is higher).

The Company agrees to pay interest under this clause on demand from Fortrend Securities.

15	Payments

15.1	Manner of payment

Unless a provision of a Transaction Document expressly states otherwise, the Company agrees to make payments (including by way of reimbursement) under each Transaction Document:

(a)	on the due date (or, if that is not a Business Day, on the next Business Day); and

(b)	not later than 10.00 am in the place for payment; and

(c)	in Australian dollars in immediately available funds; and

(d)	in full without set-off or counterclaim and without any deduction in respect of Taxes unless prohibited by law; and

(e)	to the Subscriber by payment into the account nominated by Fortrend Securities, or by payment as Fortrend Securities otherwise directs.

If Fortrend Securities directs the Company to pay a particular party or in a particular manner, the Company is taken to have satisfied its obligation to the Subscriber by paying in accordance with the direction.

The Company satisfies a payment obligation only when the Subscriber or the person to whom Fortrend Securities has directed payment receives the amount.

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15.2	Currency of payment

The Company waives any right it has in any jurisdiction to pay an amount other than in the currency in which it is due. However, if the Subscriber receives an amount in a currency other than that in which it is due:

(a)	it may convert the amount received into the due currency (even though it may be necessary to convert through a third currency to do so) on the day and at such rates (including spot rate, same day value rate or value tomorrow rate) as it reasonably considers appropriate. It may deduct its Costs in connection with the conversion; and

(b)	the Company satisfies its obligation to pay in the due currency only to the extent of the amount of the due currency obtained from the conversion after deducting the Costs of the conversion.

15.3	Application of Payments

Each of the Subscriber and Fortrend Securities may apply amounts paid by the Company towards satisfaction of the Company’s obligations under the Transaction Documents in the manner it sees fit, unless the Transaction Documents expressly provide otherwise. This appropriation overrides any purported appropriation by the Company or any other person.

16	Dealing with interests

16.1	No dealing by parties in the Facility

Neither party may assign or otherwise deal with its rights under this agreement or allow any interest in it to arise or be varied, in each case, without the prior written consent of the other party.

16.2	Dealings by the Subscriber

Nothing in clause 16.1 prevents the Subscriber from assigning, transferring, encumbering or otherwise dealing with its rights under or in connection with any Shares or Options without the consent of any person.

16.3	Short Selling

The Subscriber may not short sell any Shares. Nothing in this clause prevents the Subscriber from selling Shares previously issued to it under this agreement.

16.4	Sales of Shares

The Subscriber agrees not to sell on any Trading Day during the Drawdown Pricing Period more than 1/5th of the number of Shares estimated by Fortrend Securities to be subscribed for on the Drawdown Date at the end of that Drawdown Pricing Period. Shares sold by the Subscriber during the Drawdown Pricing Period must be Shares already held by the Subscriber.

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16.5	Holding of Shares

The Subscriber agrees not to hold at any time more than 4.9% of the total number of Shares then on issue.

17	Notices and other communications

17.1	Form—all communications

Unless expressly stated otherwise in the Transaction Documents, all notices, certificates, consents, approvals, waivers and other communications in connection with a Transaction Document must be in writing, signed by the sender (if an individual) or an Authorised Officer of the sender and marked for the attention of the person identified in the Details or, if the recipient has notified otherwise, then marked for attention in the way last notified.

All communications to the Subscriber are to be given to Fortrend Securities and if given to Fortrend Securities in accordance with this clause, will be taken to have been given to the Subscriber. Any communication given by Fortrend Securities as agent of the Subscriber will be taken to have been given by the Subscriber.

17.2	Form—communications sent by email

Communications sent by email need not be marked for attention in the way stated in clause 17.1 (“Form—all communications”). However, the email must state the first and last name of the sender.

Communications sent by email are taken to be signed by the named sender.

17.3	Delivery

Communications must be:

(a)	left at the address set out or referred to in the Details; or

(b)	sent by prepaid ordinary post (airmail, if appropriate) to the address set out or referred to in the Details; or

(c)	sent by fax to the fax number set out or referred to in the Details; or

(d)	sent by email to the address set out or referred to in the Details.

However, if the intended recipient has notified a changed address or fax number, then communications must be to that address or number.

17.4	When effective

Communications take effect from the time they are received or taken to be received under clause 17.5 (“When taken to be received”) (whichever happens first) unless a later time is specified.

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17.5	When taken to be received

Communications are taken to be received:

(a)	if sent by post, three days after posting (or seven days after posting if sent from one country to another); or

(b)	if sent by fax, at the time shown in the transmission report as the time that the whole fax was sent; or

(c)	if sent by email:

(i)	when the sender receives an automated message confirming delivery; or

(ii)	four hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered,

whichever happens first.

17.6	Receipt outside business hours

Despite clauses 17.4 (“When effective”) and 17.5 (“When taken to be received”), if communications are received or taken to be received under clause 17.5 after 5.00 pm in the place of receipt or on a non-Business Day, they are taken to be received at 9.00 am on the next Business Day and take effect from that time unless a later time is specified.

17.7	Waiver of notice period

Fortrend Securities may waive a period of notice required to be given by the Company under this agreement.

18	General

18.1	Application to Transaction Documents

If anything in this clause 18 (“General”) is inconsistent with a provision in another Transaction Document, then the provision in the other Transaction Document prevails for the purposes of that Transaction Document.

18.2	Prompt performance

Subject to clause 18.15 (“Time of the essence”):

(a)	if a Transaction Document specifies when the Company agrees to perform an obligation, the Company agrees to perform it by the time specified; and

(b)	the Company agrees to perform all other obligations promptly.

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18.3	Consents

The Company agrees to comply with all conditions in any consent Fortrend Securities gives in connection with a Transaction Document.

18.4	Certificates

Fortrend Securities may give the Company a certificate about an amount payable or other matter in connection with a Transaction Document. The certificate is sufficient evidence of the amount or matter, unless it is proved to be incorrect.

18.5	Set-off

Each of the Subscriber and Fortrend Securities may set off any amount owing by it to the Company (whether or not due for payment) against any amount due for payment by the Company to it under a Transaction Document.

Each of the Subscriber and Fortrend Securities may do anything necessary to effect any set-off under this clause (including varying the date for payment of any amount owing by it to the Company and making currency exchanges). This clause applies despite any other agreement between the Company and the Subscriber or Fortrend Securities.

18.6	Discretion in exercising rights

Each of the Subscriber and Fortrend Securities may exercise a right or remedy or give or refuse its consent under a Transaction Document in any way it considers appropriate (including by imposing conditions).

18.7	Partial exercising of rights

If the Subscriber or Fortrend Securities does not exercise a right or remedy under a Transaction Document fully or at a given time, it may still exercise it later.

18.8	No liability for loss

Neither the Subscriber nor Fortrend Securities is liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising, a right or remedy under a Transaction Document.

18.9	Conflict of interest

The Subscriber’s rights and remedies under any Transaction Document may be exercised even if this involves a conflict of duty or the Subscriber or Fortrend Securities has a personal interest in their exercise.

18.10	Remedies cumulative

The rights and remedies of each of the Subscriber and Fortrend Securities under any Transaction Document are in addition to other rights and remedies given by law independently of the Transaction Document.

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18.11	Indemnities

Any indemnity in a Transaction Document is a continuing obligation, independent of the Company’s other obligations under that Transaction Document and continues after the Transaction Document ends. It is not necessary for the Subscriber or Fortrend Securities to incur expense or make payment before enforcing a right of indemnity under a Transaction Document.

18.12	Rights and obligations are unaffected

Rights given to the Subscriber or Fortrend Securities under a Transaction Document and the Company’s liabilities under it are not affected by anything which might otherwise affect them at law.

18.13	Inconsistent law

To the extent permitted by law, each Transaction Document prevails to the extent it is inconsistent with any law.

18.14	Supervening legislation

Any present or future legislation which operates to vary the obligations of the Company in connection with a Transaction Document with the result that Fortrend Securities’ rights, powers or remedies are adversely affected (including by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

18.15	Time of the essence

Time is of the essence in any Transaction Document in respect of an obligation of the Company to pay money.

18.16	Variation and waiver

A provision of a Transaction Document, or right created under it, may not be waived or varied except in writing signed by the party or parties to be bound.

18.17	Confidentiality

Each party agrees not to disclose information provided by any other party that is not publicly available (including the existence or contents of any Transaction Document) except:

(a)	to any person in connection with an exercise of rights or a dealing with rights or obligations under a Transaction Document (including in connection with preparatory steps such as negotiating with any potential assignee or potential sub-participant or other person who is considering contracting with the Subscriber or Fortrend Securities in connection with a Transaction Document); or

(b)	to a person considering entering into (or who enters into) a credit swap with the Subscriber or Fortrend Securities involving credit events relating to the Company or any of its Related Entities; or

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(c)	to officers, employees, legal and other advisers and auditors of the Company or the Subscriber or Fortrend Securities; or

(d)	to any party to this agreement or any Related Entity of any party to this agreement, provided the recipient agrees to act consistently with this clause 18.17; or

(e)	with the consent of the party who provided the information (such consent not to be unreasonably withheld); or

(f)	as required by any law or stock exchange.

Each party consents to disclosures made in accordance with this clause 18.17.

18.18	Counterparts

This agreement may consist of a number of copies, each signed by one or more parties to the agreement. If so, the signed copies are treated as making up the one document.

18.19	Governing law

Each Transaction Document is governed by the law in force in Victoria and the Company, Fortrend Securities and the Subscriber submit to the non-exclusive jurisdiction of the courts of that place.

18.20	Serving documents

Without preventing any other method of service, any document in a court action may be served on a party by being delivered to or left at that party’s address for service of notices under clause 17.3 (“Delivery”).

EXECUTED as an agreement

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Standby Subscription Agreement

Schedule 1 – Conditions precedent (clause 3.4)

Conditions to first drawdown

•	Each item must be in form and substance satisfactory to Fortrend Securities.

•	Fortrend Securities may also require other documents and information (see clause 3.5(h))

•	Certification is to be by a director or secretary of the Company, that the item is true and complete as at a date no earlier than the date of this agreement.

Item	Form	Required for

1 Constitution	Certified copy	Company

2 Certificate of registration	Certified copy	Company

3            Extract of minutes of a meeting of the entity’s board of directors which evidences the resolutions:

(a)         authorising the signing and delivery of the Transaction Documents to which the entity is a party and the observance of obligations under those documents; and

(b)         appointing Authorised Officers of the entity; and

(c)         which acknowledge that the Transaction Documents (to which the entity is a party) will benefit that entity.

	Certified copy	Company

4 Each document which evidences any other necessary corporate or other action of the entity in connection with the Transaction Documents to which it is a party.	Certified copy	Company

5 Each authorisation of the entity necessary to enter into the Transaction Documents to which it is a party and to comply with obligations under those documents and enforce those documents.	Certified copy	Company

6 Each power of attorney under which a person signs a Transaction Document for the entity.	Original	Company

7 Specimen signature of (a) each Authorised Officer of the entity; and (b) each other person who is authorised to sign a Transaction Document for the entity.		Company

8 This agreement fully signed.	Original	Not applicable

Standby Subscription Agreement 28 September 2010 900999 v1/HN	31

Standby Subscription Agreement

Schedule 2 - Drawdown Notice (clause 3)

To:                         Fortrend Securities Pty Ltd

Attention:             C Holly

[Date]

Drawdown Notice—Standby Subscription Agreement between Prima Biomed Limited, the Subscriber and Fortrend Securities Pty Ltd as agent for the Subscriber dated [            ] (“Standby Subscription Agreement”)

Under clause 3.2 (“Requesting a drawdown”) of the Standby Subscription Agreement, the Company gives notice as follows.1

The Company wants to drawdown under the Facility.

•	The requested Drawdown Date is [ ][2].

•	The amount of the proposed drawdown is A$[ ][3].

•	The amount of the proposed drawdown is to be paid to:

Account number:             [            ]

Account name:                 [            ]

Bank:                                 [            ]

Branch:                              [            ]

BSB:                                  [            ]

The Company represents and warrants to the Subscriber and Fortrend Securities that the representations and warranties in the Standby Subscription Agreement are correct and not misleading on the date of this notice and that each will be correct and not misleading on the Drawdown Date.

The “Interpretation” clause of the Standby Subscription Agreement applies to this notice as if it was fully set out in this notice.

[Name of person] being

an Authorised Officer of

[Name of Company]

Instructions for completion

1	All items must be completed.

2	Must be a Trading Day within the Availability Period and 16 Trading Days after the date the Drawdown Notice is given to Fortrend Securities.

3	Must not result in total Drawings exceeding the Facility Limit.

Standby Subscription Agreement 28 September 2010 900999 v1/HN	32

Standby Subscription Agreement

Schedule 3 - Form of Option Certificate (clause 6.2)

Option Certificate [front page]

Prima Biomed Limited (ACN 009 237 889) (“Company”)

incorporated under the Corporations Act 2001 in the Commonwealth of Australia

Suite 1, 1233 High Street

Armadale, Victoria 3143

Name and Address	Date

Fortrend Small Cap Investors Limited C/- Fortrend Securities, Level 42, 55 Collins Street Melbourne, Victoria, 3000
Register

This is to certify that the person named above is the registered holder of [insert number] of Options for ordinary shares in the capital of the Company. The terms of the Options are set out on the back of this certificate.

In this Option Certificate:

Drawdown Date means [insert]

Market Price means [insert]

Except where expressly defined otherwise, terms defined in the “Interpretation” clause of the Standby Subscription Agreement between Prima Biomed Limited, the Subscriber and Fortrend Securities Pty Ltd as agent for the Subscriber dated [insert], have the same meanings when used in this certificate.

Standby Subscription Agreement 28 September 2010 900999 v1/HN	33

THE COMMON SEAL of PRIMA BIOMED LIMITED is duly affixed by authority of its directors in the presence of:	) ) ) )

Signature of authorised person		Signature of authorised person

Office held		Office held

Name of authorised person (block letters)		Name of authorised person (block letters)

Standby Subscription Agreement 28 September 2010 900999 v1/HN	34

Option Certificate [back pages]

1	Entitlement

1.1	Subscription

Each Option entitles the holder to subscribe for and be allotted one ordinary share in the capital of the Company, credited as fully paid, at an exercise price (“Exercise Price”) equal to the 90% of the Market Price.

1.2	Issue

The Company will allot and issue Shares on exercise of an Option.

1.3	Ranking

Shares issued on the exercise of Options will rank pari passu with all existing Shares in the capital of the Company from the date of issue.

2	Exercise of Options

2.1	Notice of exercise of Option

An Option is exercisable by the holder lodging with the Company the Notice of Exercise of Option and Application for Shares in the form set out below, together with payment of the Exercise Price. Remittances must be made payable to the Company and cheques should be crossed “not negotiable”.

2.2	Exercise

Each Option may be exercised by the holder at any time on or before 5.00 pm on the date which is three (3) years after the Drawdown Date on which it was issued.

3	Transfer

3.1	Transfer

Options may be transferred at any time before lapsing. Options are transferable by any standard form of transfer.

3.2	Option register

The Company will maintain a register of Option holders in accordance with section 170 of the Corporations Act and may not refuse to register any transfer nor charge any fee for registration. Executed transfers (stamped if required) will be recorded in the Company’s Option register on lodgment of the transfer with the Company.

Standby Subscription Agreement 28 September 2010 900999 v1/HN	35

4	Reorganisation

4.1	Reorganisation of Issued Options

If, following the issue of any Options to the Subscriber (“Issued Options”) there is a reorganisation of the capital of the Company (“Reorganisation”), the Issued Options will be reconstructed in the manner specified below:

(a)	in a consolidation of capital, the number of Issued Options must be consolidated in the same ratio as the Shares and the Exercise Price must be amended in inverse proportion to that ratio;

(b)	in a sub-division of capital, the number of Issued Options must be sub-divided in the same ratio as the Shares and the Exercise Price must be amended in inverse proportion to that ratio;

(c)	in a return of capital, the number of Issued Options must remain the same, and the Exercise Price of each Issued Option must be reduced by the same amount as the amount returned in relation to each ordinary security;

(d)	in a reduction of capital by cancellation of capital paid up on Shares that is lost or not represented by available assets where no Shares are cancelled, the number of Issued Options and the Exercise Price of each Issued Option must remain unaltered;

(e)	in a pro rata cancellation of Shares, the number of Issued Options must be reduced in the same ratio as the Shares and Exercise Price of each Issued Option must be amended in inverse proportion to that ratio; and

(f)	in any other case, the number of Issued Options, or the Exercise Price, or both, must be reorganised so that the Subscriber will not receive a benefit that holders of Shares do not receive. Nothing in this clause prevents a rounding up of the number of Shares to be received on exercise if the rounding up is approved at the shareholders’ meeting that approves the Reorganisation.

and the terms of the Issued Options will be construed accordingly.

4.2	Inconsistency with the ASX Listing Rules

In the event of any Reorganisation of capital of the Company prior to the exercise of the then outstanding Issued Options in accordance with these terms, clause 4.1 will be amended to the extent necessary to comply with the ASX Listing Rules applicable to the reorganisation of capital at the time of the Reorganisation.

4.3	Independent expert

The Company agrees to the appointment by the Subscriber (at the Company’s expense) of an independent expert, for the purposes of determining any reorganisation of Issued Options required to give effect to clause 4.1(c). The Company agrees to be bound by such determination.

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5	Option Certificates

5.1	Surrender

No exercise or transfer of an Option represented by an Option Certificate may be registered until the Option Certificate for that Option is surrendered to the Company or the Option holder provides the Company with a statutory declaration, in a form satisfactory to the Company, to the effect that the certificate has been lost or destroyed and indemnifies the Company against any loss or damage if the original certificate is found.

5.2	New certificates

If an Option holder exercises or transfers less than all Options represented by an Option Certificate then the Company will cancel the Option Certificate and issue a new Option Certificate to the Option holder for the balance.

6	Quotation

Quotation of the Options on the ASX will not be sought by the Company. The Company will make application to the ASX for official quotation of Shares issued on the exercise of Options.

7	Notices

Notices may be given by the Company to the Option holder in the manner prescribed by the constitution of the Company for the giving of notices to members of the Company and the relevant provisions of the constitution of the Company apply with all necessary modification to notices to Option holders.

8	Rights to Accounts

Option holders will be sent all reports and accounts to be laid before members in general meeting and all notices of general meetings of members but will not have any right to attend or vote at those meetings by virtue only of being the holder of an Option.

9	Participation in new issues

The holder or an Option cannot participate in any new issues by the Company without exercising the Option.

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Standby Subscription Agreement

Form of Notice of Exercise of Options and Application for Shares

To:         The Directors

Prima Biomed Limited (ACN 009 237 889)

Notice of exercise of options and application for shares

We, Fortrend Small Cap Investors Limited

of C/- Fortrend Securities

Level 42, 55 Collins Street

Melbourne, Victoria, 3000

are the registered holder(s)                 of options.

We hereby exercise                 options to subscribe for                 fully paid ordinary shares in the capital of the Company.

We enclose application moneys of A$[                    ], calculated at A[$      ] per share.

We request registration as the holder(s) of the shares on the Company register in the name of Fortrend Small Cap Investors Limited. Our address to be shown on the register is Level 42, 55 Collins Street, Melbourne, Victoria, 3000.

We agree to be bound by the constitution of the Company.

Dated:……………………………………….

THE COMMON SEAL of FORTREND SMALL CAP INVESTORS LIMITED is duly affixed by authority of its directors in the presence of:	) ) ) )

Signature of authorised person		Signature of authorised person

Office held		Office held

Name of authorised person (block letters)		Name of authorised person (block letters)

Standby Subscription Agreement 28 September 2010 900999 v1/HN	38

Standby Subscription Agreement

Signing page

DATED: 10th March 2009

EXECUTED by PRIMA BIOMED LIMITED in accordance with section 127(1) of the Corporations Act in the presence of:	) ) ) )

/s/ Martin Rogers		/s/ Ata Gokyildirim
Executive Director – Martin Rogers		Chairman – Ata Gokyildirim

SIGNED for and on behalf of FORTREND SECURITIES PTY LTD (for itself and as agent for and	) ) )

on behalf of the Subscriber):	)

Name/Title

Standby Subscription Agreement 28 September 2010 900999 v1/HN	39